Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT FIRST QUARTER RESULTS
CUYAHOGA FALLS, Ohio, May 11 — Associated Materials Incorporated (“AMI” or the “Company”) today announced first quarter 2007 net sales of $218.2 million, a 15.9% decrease over net sales of $259.3 million for the same period in 2006. Net loss for the first quarter of 2007 was $4.6 million. This compares to net income of $0.1 million for the same period in 2006.
EBITDA (as defined below) for the first quarter of 2007 was $4.0 million compared to EBITDA of $13.3 million for the same period in 2006. Adjusted EBITDA (as defined below) for the first quarter of 2007 was $4.9 million compared to adjusted EBITDA of $15.7 million for the same period in 2006. Adjusted EBITDA for the first quarter of 2007 excludes separation costs of $0.7 million related to the resignation of the Company’s former Chief Operating Officer and $0.1 million of amortization related to prepaid management fees. Adjusted EBITDA for the same period in 2006 excludes separation costs of $2.1 million related to the resignation of the Company’s former Chief Executive Officer, $0.1 million of amortization related to prepaid management fees, and $0.2 million of foreign currency losses. A reconciliation of net income (loss) to EBITDA and to adjusted EBITDA is included below.
Tom Chieffe, President and Chief Executive Officer, commented, “AMI’s results for the quarter reflect the difficult macroeconomic conditions currently being faced by the building products industry, which we expect to continue for the foreseeable future. We continue to drive cost reduction and working capital initiatives to counteract the volume issues as well as position us for growth when market conditions improve.”
Results of Operations
Net sales decreased 15.9%, or $41.1 million, during the first quarter of 2007 compared to the same period in 2006 due to lower sales volumes across all product categories. Unit volumes in the Company’s vinyl siding and window operations decreased from the prior year first quarter by 25% and 11%, respectively. The Company believes that its unit volumes for the first quarter of 2007 were negatively impacted by the difficult macroeconomic environment experienced in the U.S housing market. Gross profit in the first quarter of 2007 was $47.7 million, or 21.9% of net sales, compared to gross profit of $59.1 million, or 22.8% of net sales, for the same period in 2006. The decrease in gross profit as a percentage of net sales was a result of reduced leverage of fixed manufacturing costs due to lower sales volumes. Selling, general and administrative expense decreased to $49.1 million, or 22.5% of net sales, for the first quarter of 2007 versus $51.0 million, or 19.7% of net sales, for the same period in 2006. Selling, general and administrative expense for the quarter ended March 31, 2007, includes $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer while selling, general and administrative expense for the quarter ended April 1, 2006, includes $2.1 million of separation costs related to the resignation of the Company’s former Chief Executive Officer. Excluding these separation costs, selling, general and administrative expense for the first quarter of 2007 decreased $0.5 million compared to the same period in 2006. The decrease in selling, general and administrative expense was due primarily to the benefit of headcount reductions implemented in the prior year, offset partially by increased consulting expenses associated with the Company’s cost reduction initiatives in its manufacturing operations. The Company incurred a loss from operations of $1.4 million in the first quarter of 2007 compared to income from operations of $8.1 million in the first quarter of 2006.
The attached consolidating financial information for the quarters ended March 31, 2007 and April 1, 2006 includes AMI and the Company’s indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH’s consolidated net loss was $6.3 million and $4.2 million for the first quarters of 2007 and 2006, respectively.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $81.4 million by March 31, 2007, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $732.8 million as of March 31, 2007.

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Management will host its first quarter earnings conference call on Friday, May 11th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (866) 418-3599 and the conference call identification number is 17673410. A replay of the call will be available through May 18, 2007 by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

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Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. AMI is a privately held, wholly-owned subsidiary of

Associated Materials Holdings Inc., which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $28 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
     This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:
D. Keith LaVanway	Cyndi Sobe
Chief Financial Officer	Vice President, Finance
(330) 922-2004	(330) 922-7743

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended March 31, 2007

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2007	2007	2007
Net sales	$218,164	$—	$—	$218,164

Gross profit	47,716	—	—	47,716

Selling, general and administrative expense	49,100	—	—	49,100

Loss from operations	(1,384)	—	—	(1,384)

Interest expense, net	6,993	9,983	—	16,976
Foreign currency gain	(6)	—	—	(6)

Loss before income taxes	(8,371)	(9,983)	—	(18,354)
Income taxes (benefit)	(3,733)	(8,362)	—	(12,095)

Loss before equity loss from subsidiaries	(4,638)	(1,621)	—	(6,259)
Equity loss from subsidiaries	—	(4,638)	4,638	—

Net loss	$(4,638)	$(6,259)	$4,638	$(6,259)

Other Data:
EBITDA (a)	$4,048
Adjusted EBITDA (a)	4,866

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended April 1, 2006

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 1,	April 1,	April 1,	April 1,
	2006	2006	2006	2006
Net sales	$259,280	$—	$—	$259,280

Gross profit	59,104	—	—	59,104

Selling, general and administrative expense	51,014	—	—	51,014

Income from operations	8,090	—	—	8,090

Interest expense, net	7,726	8,975	—	16,701
Foreign currency loss	159	—	—	159

Income (loss) before income taxes	205	(8,975)	—	(8,770)
Income taxes (benefit)	89	(4,615)	—	(4,526)

Income (loss) before equity income from subsidiaries	116	(4,360)	—	(4,244)
Equity income from subsidiaries	—	116	(116)	—

Net income (loss)	$116	$(4,244)	$(116)	$(4,244)

Other Data:
EBITDA (a)	$13,311
Adjusted EBITDA (a)	15,680

Selected Balance Sheet Data (in thousands)

	(Unaudited)
	March 31, 2007
			AMH
	AMI	AMH	Consolidated
Cash	$6,580	$—	$6,580
Accounts receivable, net	131,560	—	131,560
Inventories	147,278	—	147,278
Accounts payable	85,437	—	85,437
Accrued liabilities	52,013	—	52,013
Total debt	289,737	361,687	651,424

	December 30, 2006
			AMH
	AMI	AMH	Consolidated
Cash	$15,015	$—	$15,015
Accounts receivable, net	135,539	—	135,539
Inventories	134,319	—	134,319
Accounts payable	78,492	—	78,492
Accrued liabilities	64,764	—	64,764
Total debt	271,000	351,967	622,967
Selected Cash Flow Data for AMI (Unaudited) (in thousands)

	Quarter	Quarter
	Ended	Ended
	March 31,	April 1,
	2007	2006
Net cash used in operating activities	$(20,593)	$(17,175)
Capital expenditures	1,793	2,456
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	3,973	3,833
Borrowings under AMI’s revolving loan	18,737	14,703
Cash paid for interest	2,077	2,732
Cash paid for income taxes	5,405	4,050

(a)	EBITDA is calculated as net income (loss) plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as alternatives to, or more meaningful than, net income (as determined in accordance with GAAP), as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) or as a measure of the Company’s liquidity. The reconciliation of the Company’s net income (loss) to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter	Quarter
	Ended	Ended
	March 31,	April 1,
	2007	2006
Net income (loss)	$(4,638)	$116
Interest expense, net	6,993	7,726
Income taxes (benefit)	(3,733)	89
Depreciation and amortization	5,426	5,380

EBITDA	4,048	13,311
Foreign currency (gain) loss	(6)	159
Separation costs (b)	699	2,085
Amortization of management fee (c)	125	125

Adjusted EBITDA	$4,866	$15,680

(b)	For the quarter ended March 31, 2007, amount represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company. For the quarter ended April 1, 2006, amount represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Company’s Board of Directors.

(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.